Exhibit 99.1

JACKSONVILLE BANCORP, INC. ANNOUNCES

NEW CHAIRMAN OF THE BOARD

JACKSONVILLE, FLA., PRNewswire – First Call/ April 24, 2013—Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today that Donald F. Glisson, Jr. was named as Chairman of the Board of Bancorp effective April 23, 2013. Mr. Glisson has been a director of Bancorp and its subsidiary, The Jacksonville Bank, since November 2010, when Bancorp acquired by merger Atlantic BancGroup, Inc. and its banking subsidiary, Oceanside Bank. Mr. Glisson had served as Chairman of the Board of Atlantic BancGroup, Inc. and Oceanside Bank from 1996 through the merger.

Mr. Glisson is the Chairman and Chief Executive Officer of Triad Financial Services Inc., a consumer finance company based in Jacksonville, with five other offices across the country. Triad is the second largest originator of manufactured housing loans in the U.S.

Mr. Glisson is very active in a host of civic and economic endeavors, including serving on the Board of Directors of the Florida State University Alumni Association and the Board of Governors of the Florida State University College of Business. In April 2012, Mr. Glisson was appointed by the CFO of the State of Florida to the Board of Governors of Citizens Insurance Company, the property insurance company created by the State of Florida to provide homeowners insurance to Floridians. Mr. Glisson received his Bachelor of Science degree in Finance from Florida State University.

Mr. Glisson succeeds Gary L. Winfield, M.D. as Chairman of the Board, who served in that capacity since July 2012. During the last year, Dr. Winfield was promoted within the Hospital Corporation of America (HCA) and moved to Roanoke, Virginia, to become the Chief Medical Officer of the LewisGale Regional Health System, which is comprised of four hospitals. Stephen C. Green, President and Chief Executive Officer of the Company, stated that “The Company wishes to express its gratitude to Dr. Winfield for his leadership as Chairman since last July, and we look forward to having Mr. Glisson serve in this capacity as well.” Dr. Winfield will continue to serve on the boards of directors of the Company and the Bank, which he has done since their inception.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $565 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.